Exhibit 3.2

RESTATED CERTIFICATE OF INCORPORATION

OF

ORANGE 21 INC.

Orange 21 Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

A. The Corporation was incorporated pursuant to an original Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on August 13, 2004 under the name “BBMB, Inc.” On November 29, 2004, the Corporation filed with the Secretary of State of the State of Delaware a Certificate of Merger pursuant to which Spy Optic, Inc., a California corporation, merged with and into the Corporation with the Corporation surviving such merger. On November 29, 2004, the Corporation filed with the Secretary of State of the State of Delaware a Certificate of Amendment to Certificate of Incorporation pursuant to which the Corporation changed its name from “BBMB, Inc.” to “Orange 21 Inc.” The Company filed a Restated Certificate of Incorporation on December 13, 2004.

B. This Restated Certificate of Incorporation (i) has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the board of directors and stockholders of the Corporation and (ii) restates, integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

C. The Certificate of Incorporation of the Corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of the Corporation is Orange 21 Inc.

ARTICLE II

The registered agent and the address of the registered office in the State of Delaware are: The Corporation Trust Company, 1209 Orange Street, Wilmington, County of New Castle, 19801.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

A. Authorized Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, Preferred Stock (“Preferred Stock”) and Common Stock (“Common Stock”). The total number of all shares of all classes of capital stock the Corporation shall have authority to issue is one hundred five million (105,000,000). The total number of shares of Preferred Stock the Corporation shall have authority to issue is five million (5,000,000). The total number of shares of Common Stock the Corporation shall have authority to issue is one hundred million (100,000,000). The Preferred Stock and the Common Stock each shall have a par value of one one-hundredth of one cent ($0.0001) per share. The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the then outstanding shares of Common Stock, without a vote of the holders of Preferred Stock, or of any series thereof, unless a vote of any such holders of Preferred Stock is required pursuant to the provisions established by the Board of Directors of the Corporation (the “Board of Directors”) in the resolution or resolutions providing for the issue of such Preferred Stock, and if such holders of such Preferred Stock are so entitled to vote thereon, then, except as may otherwise be set forth in this Restated Certificate of Incorporation, the only stockholder approval required shall be the affirmative vote of a majority of the combined voting power of the Common Stock and the Preferred Stock so entitled to vote.

B. Preferred Stock. The shares of Preferred Stock may be issued from time to time in one or more series, as determined by the Board of Directors. The Board of Directors is expressly authorized to provide for the issue, in one or more series, of all or any of the remaining shares of the Preferred Stock and, in the resolution or resolutions providing for such issue, to establish for each such series the number of its shares, the voting powers, full or limited, of the shares of such series, or that such shares shall have no voting powers, and the designations, preferences, and relative, participating, optional, or other special rights of the shares of such series and the qualifications, limitations, or restrictions thereof. The Board of Directors is also expressly authorized (unless forbidden in the resolution or resolutions providing for such issue) to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

C. Common Stock.

1. Relative Rights of Preferred Stock and Common Stock. All preferences, voting powers and relative, participating, optional or other special rights and privileges, and all qualifications, limitations, or restrictions, of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

2. Voting Rights. Except as otherwise required by law or this Restated Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by such holder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.

3. Dividends. Subject to the preferential rights of the Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of capital stock.

4. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided by law or this Restated Certificate of Incorporation, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them, respectively.

ARTICLE V

The Corporation is to have perpetual existence.

ARTICLE VI

A. Number of Directors. The authorized number of directors of the Corporation shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors at any regular or special meeting of such Board of Directors, within any limits prescribed in the bylaws of the Corporation.

B. Elections. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

C. Vacancies. Other than in connection with an annual or special meeting of stockholders, and except as otherwise provided for or fixed pursuant to the provisions of Article IV of this Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock to elect directors, and subject to the provisions hereof, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or another cause may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office until such director’s successor shall have been duly elected and qualified or until his or her earlier resignation, removal from office, death or incapacity. Subject to the provisions of this Restated Certificate of Incorporation, no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

A. Certain Limitations on Power of Stockholders to Act by Written Consent. Stockholders may not by written consent (i) elect any number of or the entire Board of Directors, or (ii) approve a sale of the Corporation or substantially all of its assets, a merger, acquisition or consolidation of or by the Corporation, or any other transaction involving a change in control of the Corporation. The power of stockholders to consent in writing, without a meeting, to the taking of such actions contemplated in (i) or (ii) of this Section is specifically denied.

B. Limitation on Liability. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

C. Indemnification. Each person who is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified and advanced expenses by the Corporation, in accordance with the bylaws of the Corporation, to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereinafter in effect. The right to indemnification and advancement of expenses hereunder shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

D. Insurance. The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

E. Repeal and Modification. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

ARTICLE VIII

The Corporation shall not be governed by Section 203 of the DGCL.

ARTICLE IX

The Board of Directors is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders shall also have the power to adopt, amend or repeal the bylaws of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer this 16th day of November, 2009.

ORANGE 21 INC.

By:	/S/ A. STONE DOUGLASS
A. Stone Douglass Chief Executive Officer